For Immediate Release	For Further Information Contact:
October 16, 2007	Robert E. Phaneuf
Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES ANNOUNCES ACQUISITION

OF ASCENT ENERGY INC.

Conference Call to be Held at 4:00p.m. CDT, October 16, 2007

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced the execution of a definitive agreement to acquire Ascent Energy Inc., a privately-held company. Total consideration will be a combination of cash, RAM common stock and RAM warrants.

Acquisition Highlights

•	Adds 18.6 million barrels of oil equivalent (BOE) of proved reserves.
•	Adds daily production of approximately 3,162 BOE.
•	Adds upside potential from approximately 83,000 net acres of undeveloped leasehold, a majority of which are in active shale plays.
•

Consideration is a mix of $185.0 million in cash, a minimum of 20.0 million to a maximum of 20.5 million shares of RAM common stock, dependent on the price of RAM common within a defined trading window and 6.2 million RAM warrants, subject to adjustments to the cash and stock portions.

•	Estimated acquisition price of $289.5 million, which equates to approximately $15.58 per BOE of proved reserves.

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Strategic Rationale

“The acquisition of Ascent is consistent with RAM’s historic strategy of targeting growth through a combination of acquisitions, exploitation and exploration,” said Larry Lee, Chairman and CEO of RAM Energy Resources, Inc. “Specifically, the assets of Ascent will add materially to combined production and cash flow, provide additional diversification to potential sources of near-to-intermediate term growth and expand our portfolio of exploratory prospects for future growth. Further, Ascent’s property mix provides an attractive combination of operations in regions where RAM has experience, either as a result of its current operations or prior operating history, as well as establishes potentially new core areas, all in the continental United States,” added Mr. Lee.

Properties, Proved Reserves and PV–10 Values

Ascent’s properties are comprised of both conventional and unconventional oil and natural gas assets. At June 30, 2007, based on RAM’s estimate of Ascent’s proved reserves, as audited by Netherland Sewell & Associates, Ascent’s proved reserves totaled 18.6 million BOE, consisting of 8.5 million BOE of proved developed producing reserves, 1.3 million BOE of proved developed non-producing reserves and 8.8 million BOE of proved undeveloped reserves (see Table 1, Estimates of Proved Reserves for RAM and Ascent at June 30, 2007). Most of Ascent’s average daily net production for the month of June 2007 of 3,162 BOE came from approximately 31,534 gross (18,478 net) acres of developed conventional natural gas and oil properties located in south and east Texas, Oklahoma and Louisiana. In addition, Ascent also owns approximately 84,798 gross (70,293 net) acres of unconventional shale gas leases located in the Barnett Shale in North Texas, the Woodford Shale and the Caney Shale in Oklahoma as well as the Devonian Shale in Appalachia (see Table 2, Estimated Acreage Position of Ascent at June 30, 2007). RAM views the opportunity for possible upside potential from both development and exploration of conventional properties and unconventional shale properties.

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Further, Ascent is operator of substantially all of its properties. At June 30, 2007 RAM estimated that its net proved reserves were 19.3 million BOE consisting of 12.7 million BOE of proved developed producing reserves, 1.4 million BOE of proved developed non-producing reserves and 5.2 million BOE of proved undeveloped reserves.

Of Ascent’s estimated proved reserves at mid-year, approximately 49 percent were natural gas, 44 percent were crude oil and the remaining seven percent were natural gas liquids (NGL’s). RAM’s proved reserves at mid-year were composed of 58 percent crude oil, 31 percent natural gas and 11 percent NGL’s. The hydrocarbon mix of proved reserves for the combined company is estimated to remain weighted toward oil and liquids, with oil accounting for 51 percent of reserves, NGL’s accounting for nine percent and natural gas accounting for the remaining 40 percent of reserves. Proved developed producing reserves of the combined company are anticipated to account for approximately 56 percent of total proved reserves.

The pre-tax net present value of future net revenue from proved reserves discounted at 10 percent (PV–10), attributable to RAM’s estimate of Ascent’s proved reserves at June 30, 2007, as audited by Netherland Sewell, was $304.0 million, based on prices of $67.25 per barrel of oil and $6.57 per MMBtu of natural gas. Similarly, RAM has estimated that its mid-year PV–10 value aggregated to $344.3 million based on prices of $70.69 per barrel of oil and $6.39 per MMBtu of natural gas.

Terms of the Transaction

RAM is acquiring Ascent by merger of a RAM subsidiary with and into Ascent. The agreement provides that upon consummation of the merger, RAM will pay total consideration consisting of: (i) $185 million in cash; (ii) 6.2 million RAM warrants, each entitling the holder to purchase one share of RAM common stock at an exercise price of $5.00 per share, exercisable on or before May 11, 2008; and (iii) a number of shares of RAM common stock determined by dividing $107.0 million by the weighted

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(based on daily volume) average closing price per share of the RAM common stock for the 10 day trading period ending on the third trading day prior to consummation of the merger, subject to a minimum of 20.0 million and up to a maximum of 20.5 million shares. The cash and stock portion of the consideration are subject to adjustment for settlement of Ascent’s mark-to-market hedging losses as of the closing date and the cash portion is further subject to a working capital adjustment at the closing date.

Based on the closing prices of RAM common stock and RAM warrants for the 10 day period ending October 15, 2007, NYMEX prices for crude oil and natural gas on October 15, 2007, and working capital adjustments calculated from Ascent’s balance sheet of June 30, 2007, total consideration paid by RAM would be $289.5 million or $15.58 per BOE ($2.60 per Mcfe ) of RAM’s estimate of Ascent’s proved reserves at June 30, 2007. Total consideration will change between now and the closing date, currently anticipated to be approximately November 30, 2007, (absent unanticipated SEC regulatory delay) with changes in the prices of RAM common stock, RAM warrants, NYMEX prices for crude and natural gas, settlement of hedging contracts by Ascent and other changes in Ascent’s balance sheet.

Financing

RAM anticipates funding the cash portion of the transaction with borrowings under an expanded credit facility. RAM is in discussion with its lending group to expand its existing $300 million credit facility to a $500 million senior secured credit facility with an initial borrowing base of $375 million. In addition to funding the cash portion of the merger transaction, proceeds from the expanded facility will be used to refinance RAM’s existing outstanding borrowings and to fund a portion of the combined company’s future capital expenditures, acquisitions and working capital needs. At June 30, 2007 RAM had outstanding borrowings of $119 million, $21 million of unused borrowing capacity under its

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existing credit facility and $29 million in cash, resulting in liquidity of approximately $50 million. Pro forma the merger and contemplated expanded credit facility, RAM estimates that at June 30, 2007, it would have had liquidity of approximately $60 million from cash and borrowing capacity under its credit facility.

Procedural

The merger has been approved by Ascent’s board of directors and has been recommended by the board for approval by Ascent’s common and preferred stockholders, a majority of which have indicated their intent to vote in favor of the merger. The board of directors of RAM also has unanimously approved the merger. Because the number of shares of RAM common stock to be issued in the merger exceeds 20 percent of the number of RAM shares currently outstanding, Nasdaq rules require that the issuance of such shares be approved by RAM’s stockholders. RAM management and other substantial shareholders, who in combination account for approximately 63 percent of the outstanding voting shares of RAM, have indicated their intent to vote in favor of the merger and the issuance of such shares. Absent unexpected regulatory delay, the transaction is expected to close by November 30, 2007. The merger will be accounted for as an acquisition of Ascent by RAM under the purchase method of accounting. RBC Capital Markets, Inc. provided a fairness opinion to RAM’s board of directors in support of the transaction.

Additional Information and Where to Find It

RAM will furnish by mail to each of its stockholders a detailed information statement explaining the merger, describing the properties and assets of Ascent and including pro forma information concerning the combined company. The information statement also will be available on the website maintained by the SEC at www.sec.gov.

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RAM to Webcast Conference Call

RAM’s teleconference call to discuss the acquisition will be broadcast live on a listen-only basis over the internet on Tuesday October 16, 2007 at 4:00 PM Central Daylight Time. Interested parties may access the webcast by visiting the RAM Energy Resources, Inc. website at www.ramenergy.com. From the home page, select the Investor Relations tab and then click on the microphone icon. The teleconference may be accessed by dialing 1-866-454-4205 (domestic) or 1-913-981-5542 (international) and providing the call identifier 3419662 to the operator. The webcast and the accompanying slide presentation will be available for replay on the company’s website. An audio replay will be available until October 23, 2007 by dialing 1-888-203-1112 (domestic) or 1-719-457-0820 (international) and using pass code 3419662.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of production, reserves to be acquired and PV – 10 values associated with those reserves, the estimation of purchase price based on the total barrel of oil equivalents of proved reserves, NYMEX prices of oil and gas, business prospects of the combined company, the impact of oil and gas hedging activities, and events or developments that the company expects or believes, including the timing and expectation of closing the Ascent transaction, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, dissolution of the merger agreement, failure to achieve

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expected production from existing and future oil and gas development projects, higher than expected costs, potential liability resulting from pending or future environmental regulations and litigation, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com

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Table 1

ESTIMATES OF PROVED RESERVES FOR RAM AND ASCENT
AT JUNE 30, 2007

	RAM ENERGY RESOURCES, INC.
					FNR
	Oil	Gas	NGL		PV-10
	MBBL	MMcf	MBBL	MBOE	$M
Reserve Category

Proved
Developed producing	7,199.0	24,210.0	1,421.0	12,655.0	218,302.0

Developed non-producing	684.0	3,365.0	204.0	1,448.8	33,314.0

Undeveloped	3,346.0	8,092.0	469.0	5,163.7	92,677.0

Total Proved	11,229.0	35,667.0	2,094.0	19,267.5	344,293.0

	ASCENT ENERGY INC.
					FNR
	Oil	Gas	NGL		PV-10
	MBBL	MMcf	MBBL	MBOE	$M
Reserve Category

Proved
Developed producing	4,876.8	18,262.3	587.1	8,507.6	150,812.7

Developed non-producing	279.0	5,993.7	25.8	1,303.8	31,295.8

Undeveloped	3,002.1	30,784.2	634.8	8,767.6	121,872.1

Total Proved	8,157.8	55,040.1	1,247.7	18,578.9	303,980.6

	COMBINED HYDROCARBON MIX AS OF 6/30/07

	RAM	ASCENT	COMBINED
Oil	58%	44%	51%
Natural gas	31%	49%	40%
NGL's	11%	7%	9%

Total	100%	100%	100%

Notes:

1. RAM SEC pricing at 6/30/07 was $70.69/Bbl for oil and $6.395/MMBtu for natural gas.

2. Ascent SEC pricing at 6/30/07 was $67.25/Bbl for oil and $6.57/MMBtu for natural gas.

3. Ascent reserves are an estimate by RAM of Ascent’s proved reserves at 6/30/07, as audited by Netherland Sewell.

4. Sums may not add to totals due to rounding.

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Table 2

ESTIMATED ACREAGE POSITION OF ASCENT
AT JUNE 30, 2007
DEVELOPED ACREAGE
	GROSS	NET
Conventional	31,534	18,478
Shale	840	568
Sub-Total Developed	32,374	19,046

UNDEVELOPED SHALE ACREAGE

Appalachia	46,805	44,617
Ft. Worth Barnett	26,267	20,802
Oklahoma Woodford / Caney	10,886	4,306
Sub-Total Shale	83,958	69,725

UNDEVELOPED CONVENTIONAL ACREAGE

Other S. TX	2,946	1,973
E. TX Cotton Valley	5,822	3,879
S. TX Vicksburg / Wilcox	4,836	4,139
Oklahoma	10,874	3,226
Louisiana	578	458
Sub-Total Conventional	25,056	13,675

GRAND TOTAL	141,388	102,446

NOTE:
(1) Source: Ascent Energy Inc.